Exhibit 21.1

List of Significant Subsidiaries

Subsidiary	Jurisdiction
CRE Resecure, LLC	Delaware
CRE Resecure II, LLC	Delaware
N-Star REL CDO IX LTD	Cayman
NorthStar Realty Healthcare, LLC	Delaware
NRFC BS Holdings, LLC	Delaware
NRFC Highstreet Member, LLC	Delaware
NRFC MH II Holdings, LLC	Delaware
NRFC RI 2012-1 Holdings, LLC	Delaware
NRFC PE Fund Investor, LLC	Delaware
NRFC PE Fund Investor II, LLC	Delaware
NRFC UL Holdings, LLC	Delaware
NS/CS Siesta Key, LLC	Delaware
Platform Member-T, LLC	Delaware
Project Shore Investor I, LLC	Delaware
Project Shore Investor II, LLC	Delaware